Exhibit (h)(37)

JEFFERIES ASSET MANAGEMENT, LLC

One Station Place, Three North

Stamford, CT 06902

June 28, 2011

Mr. Edmund J. Burke

Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Jefferies Asset Management Commodity Strategy Allocation Fund (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms Jefferies Asset Management, LLC’s (the “Sub-Adviser”) agreement with the Trust to contractually limit the total amount of the “Management fees” and “Other Expenses” that they are entitled to receive from the Fund.

With respect to the Fund’s Class A, Class C and Class R shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of distribution and service (12b-1) fees, shareholder services fees, acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses), does not exceed 1.05% for Class A shares and Class C shares and 1.15% for Class I shares through August 31, 2012, the Sub-Adviser will reduce the fee payable with respect to the Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Sub-Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of June 28, 2011 and shall continue at least through August 31, 2012.

The Sub-Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than two years after the end of the fiscal year in which the fee and expenses was deferred.

JEFFERIES ASSET MANAGEMENT, LLC

By:	/s/ Satyanaraan Chada

Name: Satyanaraan Chada

Title: Managing Director, Global Head of Investor Solutions

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Jeremy O. May

Name: Jeremy O. May
Title: Treasurer

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